Calculation of Filing Fee Tables
S-8
BioCardia, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock $0.001 par value per share, reserved for issuance under the Amended and Restated 2016 Equity Incentive Plan	Other	430,225	$ 1.195	$ 514,118.88	0.0001381	$ 71.00
Total Offering Amounts:						$ 514,118.88		$ 71.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 71.00
Offering Note
[1]	1 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the common stock that become issuable under the Registrant's Amended and Restated 2016 Equity Incentive Plan (the "Restated Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock. 2 Represents 430,225 shares of common stock that were automatically added to the shares reserved and available for issuance under the Restated Plan. Represents the average of the high and low prices per share of the Registrant's common stock as reported on the Nasdaq Capital Market on March 20, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources